Exhibit 18

May 2, 2024

Illinois Tool Works Inc.
155 Harlem Ave
Glenview, IL 60025

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2024, of the facts relating to the change in method used to determine the cost of inventory at certain U.S. businesses from the last-in, first-out method to the first-in, first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Illinois Tool Works Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Illinois Tool Works Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2023. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Illinois Tool Works Inc., or on the consolidated statements of financial position and the related statements of income, comprehensive income, changes in stockholders' equity, and cash flows of Illinois Tool Works Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2023.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago, IL